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EXHIBIT (a)(i)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

DOVER INVESTMENTS CORPORATION

at

$30.50 Net Per Share

by

DOVER ACQUISITION CORP.,

an affiliate of

THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON FRIDAY, OCTOBER 22, 2004, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE").

September 23, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Dover Acquisition Corp., a Delaware corporation ("Purchaser") and an affiliate of The Lawrence Weissberg Revocable Living Trust ("Trust"), has made an offer to purchase all the issued and outstanding shares of Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share (collectively the "Shares"), of Dover Investments Corporation, a Delaware corporation (the "Company"), for $30.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated September 23, 2004 (the "Offer to Purchase"), and the related Letters of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares of the Company's Class A common stock and a number of Shares of the Company's Class B common stock that constitute a majority of the Shares of each such class outstanding on the Expiration Date of the Offer that are beneficially owned by the Unaffiliated Stockholders (as defined in the Offer to Purchase), and the tender of a number of Shares that, together with Shares owned by Purchaser, constitutes at least ninety-five percent (95%) of the total number of Shares of each such class outstanding on the Expiration Date of the Offer.

        For your information, and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated September 23, 2004;

  2.
  Blue and yellow Letters of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services LLC, the depositary for the Offer (the "Depositary"), prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

  4.
  A Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

  5.
  A letter to stockholders of the Company from the President of the Purchaser;

  6.
  A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  7.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  8.
  A return envelope addressed to the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 22, 2004, UNLESS THE OFFER IS EXTENDED.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, (ii) the appropriate blue or yellow Letter(s) of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter(s) of Transmittal, and (iii) any other documents required by the Letters of Transmittal.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in the Offer to Purchase "The Tender Offer—Section 3. Procedures for Tendering Shares."

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letters of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the Depositary at its addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed material may also be obtained from the Depositary.

Very truly yours,
DOVER ACQUISITION CORP.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE TRUST, THE PURCHASER, THE COMPANY, THE DEPOSITARY OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING, IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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  EXHIBIT (a)(i)(v)
Offer to Purchase for Cash All Outstanding Shares of Common Stock of DOVER INVESTMENTS CORPORATION at $30.50 Net Per Share by DOVER ACQUISITION CORP., an affiliate of THE LAWRENCE WEISSBERG REVOCABLE LIVING TRUST